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                                                                 EXHIBIT 5.1


                   [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]


                                 August 4, 1998



Thermadyne Mfg. LLC
Thermadyne Capital Corp.
101 South Hanley Road, Suite 300
St. Louis, Missouri  63105

Ladies and Gentlemen:

              We have acted as counsel to Thermadyne Mfg. LLC, a Delaware limited liability company (the "Company"), and Thermadyne Capital Corp., a Delaware corporation (together with the Company, the "Issuers"), in connection with the preparation and filing by the Issuers and by C&G Systems, Inc., an Illinois corporation ("C&G"), Coyne Natural Gas Systems Inc., a Missouri corporation ("CNGS"), Modern Engineering Company, Inc., a Missouri corporation ("MECO"), Wichita Warehouse Corporation, a Kansas corporation ("WWC"), C&G Systems Holding, a Delaware corporation, Marison Cylinder Corporation, a Delaware corporation, MECO Holding Company, a Delaware corporation, Stoody Company, a Delaware corporation, Tag Realty, Inc., a Texas corporation, Thermadyne Cylinder Company, a California corporation ("TCC"), Thermadyne Industries, Inc., a Delaware corporation, Thermadyne International Corp., a Delaware corporation, Thermal Arc, Inc., a Delaware corporation, Thermal Dynamics Corp., a Delaware corporation, Tweco Products, Inc., a Delaware corporation, Victor Coyne International, Inc., a Delaware corporation, Victor Equipment Company, a Delaware corporation, and Woodland Cryogenics Company, a Delaware corporation (collectively, the "Subsidiary Guarantors"), of a Registration Statement on Form S-1 (Registration No. 333-57455) (the "Registration Statement"), filed with the Securities and Exchange Commission on June 23, 1998 under the Securities Act of 1933, as amended, relating to $207,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2008 (the "New Notes") of the Issuers and the related guarantees thereof by the Subsidiary Guarantors (the "Guarantees"). The Issuers and the Subsidiary Guarantors propose to offer (the "Exchange Offer"), upon the terms set forth in the Prospectus contained in the Registration Statement, to exchange $1,000 principal amount of New Notes and the related Guarantees for each $1,000 principal amount of issued and outstanding 9 7/8% Senior Subordinated Notes due 2008 of the Issuers (the "Old Notes") and the related
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Thermadyne Mfg. LLC
Thermadyne Capital Corp.
August 4, 1998
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guarantees thereof by the Subsidiary Guarantors.  The New Notes and the related
Guarantees will be issued under the Indenture, dated May 22, 1998, by and among the Issuers, the Subsidiary Guarantors and State Street Bank and Trust Company (the "Trustee") (as amended or supplemented to the date hereof, the "Indenture").

              In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of New Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Subsidiary Guarantors (such companies herein referred to collectively as the "Thermadyne Companies"), and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

              In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Thermadyne Companies. We have also assumed
(i) the due incorporation or formation and valid existence of the Thermadyne Companies, (ii) that C&G, CNGS, MECO, WWC and TCC have the requisite corporate power and authority to enter into and perform the Indenture, (iii) the due authorization, execution and delivery of the Indenture by C&G, CNGS, MECO, WWC and TCC and (iv) that the issuance of the Guarantees upon consummation of the Exchange Offer has been duly authorized by C&G, CNGS, MECO, WWC and TCC.

              Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

              1. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and
(ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness,





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Thermadyne Mfg. LLC
Thermadyne Capital Corp.
August 4, 1998
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good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

              2. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and
(ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

              The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

              The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                           Very truly yours,

                                           /s/ WEIL, GOTSHAL & MANGES LLP